UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 17, 2006
Date of Report (Date of Earliest Event Reported)

HOSPIRA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-31946	20-0504497
(Commission File Number)	(I.R.S. Employer Identification No.)

275 N. Field Drive
Lake Forest, Illinois 60045
(Address Of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, Including Area Code:  (224) 212-2000

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03            Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 17, 2006, Hospira’s board of directors amended Hospira’s bylaws to provide for the office of chief operating officer. The amended bylaws are filed herewith as Exhibit 3.1.

Item 7.01            Regulation FD Disclosure

On May 17, 2006, the nominations and compensation committee of Hospira’s board of directors approved Hospira’s annual stock option award to Hospira employees. Approximately 2.2 million stock options were awarded at an exercise price of $41.90, which was the average of the high and low trading prices of a share of Hospira stock on the New York Stock Exchange on May 17, 2006, the date of the award.

Item 8.01            Other Events

(a)    On May 17, 2006, Hospira held its annual meeting of shareholders. Christopher B. Begley, Ronald A. Matricaria, John C. Staley and Mark F. Wheeler were elected to Hospira’s board of directors. The appointment of Deloitte & Touche LLP as Hospira’s auditors was ratified. The voting results on each proposal are as follows:

Election of Directors

	For	Withheld
Christopher B. Begley	140,325,497	1,395,533
Ronald A. Matricaria	140,305,371	1,415,659
John C. Staley	140,326,538	1,394,492
Mark F. Wheeler	140,386,557	1,334,473

	For	Against	Abstain
Ratification of Auditors	140,535,782	278,500	906,748

(b)    On May 17, 2006, Hospira’s board of directors approved a policy relating to the election of directors. If, in an uncontested election, a director does not receive more votes in favor of election than “withhold” votes, such director will be required to promptly offer to resign from the board. The board will act on such offer to resign within 90 days. The policy will be included in Hospira’s corporate governance guidelines, which will be available in the investor relations section of Hospira’s Web site (www.hospira.com).

Item 9.01            Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Exhibit
3.1	Amended and Restated Bylaws of Hospira, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPIRA, INC.

Dated: May 19, 2006		/s/ Brian. J. Smith
	By:	Brian J. Smith
	Its:	Senior Vice President, General Counsel and Secretary